EXHIBIT 99.2

Dreyer’s 4Q 03 Conference Call
March 12, 2004

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dreyer’s Grand Ice Cream Holdings fourth quarter and year-end 2003 conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the one followed by the four on your telephone. As a reminder, this conference is being recorded, today, Friday, March 12th, 2004. I would now like to turn the conference over to Mr. Alberto Romaneschi, Chief Financial Officer. Please go ahead, sir.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings - CFO

Good morning. Welcome to the Dreyer’s Grand Ice Cream Holdings, Inc. fourth quarter and full year 2003 conference call. I’m Alberto Romaneschi, Chief Financial Officer. Joining me this morning, I have Scott Webster, our Assistant Treasurer and Mark LeHocky, our General Counsel. First off, I’d like Scott to sail through our Safe Harbor Statement.

Scott Webster - Dreyer’s Grand Ice Cream Holdings – Assistant Treasurer

Good morning, everybody. Certain information provided on this call, including statements regarding expectations, beliefs, intentions, or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties as of the date of this call, which may cause the Company’s actual actions or results to differ materially from those contained in the forward-looking statements. These factors and other risks associated with the Company’s business are discussed in the Company’s form 10-K filed yesterday, March 11th, 2004.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings - CFO

Thank you, Scott. We are very pleased to report that the integration of the Dreyer’s Grand Ice Cream, Inc. and the Nestlé Ice Cream Company is well underway and we are making very good progress toward realizing the benefits of the transaction. While integration is progressing well, the transaction does effect our results and will add more uncertainty to those results in the short-term than might otherwise be the case.

This morning, I would like to briefly review our recent financial performance; touch on recent sales trends of the business, discuss progress of the integration so far and plans for 2004, and finally, go through our new product and marketing initiatives for 2004. We will then take your questions.

Recent Financial Performance

As participants of our last two calls well understand, the transaction was recorded under reverse acquisition accounting. While Dreyer’s Grand Ice Cream Holdings, Inc. DGICH, is the reporting entity for SEC reporting purposes and is the parent of both Dreyer’s Grand Ice Cream, DGIC and

Nestlé Ice Cream Company, which I will call NICC; the Nestlé Ice Cream Company is deemed to have acquired Dreyer’s Grand Ice Cream for accounting purposes. These accounting treatments make it difficult to compare the results of 2003 to 2002. The press release and the 10-K is a further discussion of these comparability differences.

The lack of comparability resulting from reverse acquisition accounting will continue for the first and second quarters of 2004. In the third quarter of 2004, we will report quarterly results for DGICH that will be directly comparable to the prior year quarterly results. That being stated, the press release and the 10-K give extensive details about financial for 2003 and certain expenses effecting operating results that hit the annual statements of operation.

To give you an understanding of our recent performance, I would like to turn briefly touch on results for the fourth quarter.

Fourth Quarter Results

Total revenues were $384 million in this typically lighter fourth quarter, including $19 million in Other Revenues, the majority of which reflects receipts from transitional manufacturing and distribution of brands divested to CoolBrands. We will continue to have these Other Revenues at some level until those operations are assumed by CoolBrands.

Reported EBIT of the Company in the fourth quarter was a loss of $16.5 million. Included in the costs and expenses for the fourth quarter of 2003 are roughly $20.5 million in non-operating, merger-related expenses. These includes stock option compensation expense of $8.5 million, severance costs of $5.2 million, a loss on divestiture of $3 million, merger and integration-related professional fees of $1.6 million, accelerated depreciation of discontinued computer and manufacturing equipment of roughly $1 million, vested and unvested option accretion of $700,000 and payroll taxes on option exercises $.5 million. Without these non-operating expenses, the Company’s EBIT for this seasonally light fourth quarter would have been positive of roughly $4 million.

Going forward, we expect the aggregate amount of these non-operating, merger-related expenses to decrease. We expect to complete the merger-related severance program by the end of the second quarter of 2004. Specific transaction accounting has largely been complete in 2003 and professional fees for certain merger and integration-related consulting arrangements are in their final phase.

Given this operating performance, we feel we are on track with our efforts at combining the businesses and optimizing our business at this point just nine months from the transaction close.

Now, let’s turn to some comments on recent sales trends.

IRI Grocery Trends

As most of you are aware, IRI data describe market activity in the grocery channel. Our largest channel of distribution. While this data is useful, it does not describe our total business because of our significant sales in non-grocery channels.

With that being said, the IRI grocery channel continues to be soft compared last year for the six months from September 2003 to February 2004 with total packaged ice cream unit sales down 2.3%.

Unit sales of our core Dreyer’s/Edy Grand Ice Cream grew a solid 6.6% in the six months ending February versus a year ago. While our Better-For-You sales were up 6.1%. While we are enthusiastic about these trends, we have several marketing initiatives in place for 2004 that we’ll speak about in a few minutes which we expect to further advance our phased growth momentum.

Unit sales of our Haagen-Dazs and Starbucks super premium portfolio grew 1% in the six months ending February versus a year ago. While Starbuck’s posted a solid 7.5% gain in these six months, Haagen-Dazs unit sales were roughly flat. On the Haagen-Dazs front, we have high expectations for new products and advertising in 2004 to bring the brand back to its leadership role in this segment.

Frozen snacks, our data for frozen snacks is from AC Nielsen. The total snack segment in the grocery channel grew at a 4% rate from October to February. Unfortunately sales of the Dreyer’s Holdings combined total snack portfolio had a 6% unit decline over the same period despite strong growth by Edy Dreyer’s fruit bars and Starbucks frozen snacks. While Nestlé frozen snack sales have been disappointing during this transitional period, we have several new product initiatives and a national consumer advertising plan in place for 2004 to reverse these trends for our core Nestlé snack products.

I would like to make a few comments on our ongoing integration activity.

Integration Progress and Plans for 2004.

The immediate goal of our integration effort is to improve the operating EBIT of the combined entity by accelerating sales growth while quickly removing any duplicative or non-essential activity from our cost structure. We have made great progress against this goal since our last update in November. Many of these integration activities are transparent to the consumers, but are hugely important to realizing our goals.

We have completed integration of the distribution operation of NICC into the Dreyer’s systems in basically all markets. We have completed the closure of our Union City, California manufacturing plant and begun the process of relocating the production capacity to our larger Bakersfield site. Plans are also underway to expand our East Coast production facility to allow manufacturing close to our large East Coast markets. We have set in place several smaller projects to expand and right-size our network of regional warehouses for the anticipated volume of the Company today and in the coming years.

The most exciting initiative we have put in place are those directly visible to our consumers as we endeavor to accelerate sales growth in 2004. And we had a busy winter.

Marketing Initiatives for 2004

We have several new marketing initiatives in store for 2004 to help build our brands.

New for the premium portfolio of Dreyer’s/Edy’s brands in 2004 are several new flavors and a new package highlighting our Best Taste Award from the American Culinary Institute. But the biggest new innovation for our premium assortment is our recently announced launch of Slow Churned Grand Light, our first product produced from what is a significant innovation in the history ice cream. Slow churning is a patented new process for blending any ice cream to yield a richer, smoother, and creamier taste than ever before. Our Slow Churned Grand Light uses the same formula as our current Grand Light, without any fat substitutes or artificial sweeteners. But our new slow churning process kneads the butterfat molecules at colder temperatures and higher pressure to break them down and distribute them more widely, so that the ice cream tastes like it has more butterfat than it actually does. In our test markets nearly, 8 out of 10 consumers who tasted our Slow Churned Grand Light believed they were enjoying the same rich and creamy taste of our full fat premium or superpremium ice creams.

For our superpremium portfolio we have planned several new Haagen-Dazs products coupled with an aggressive national advertising and promotional campaign in 2004 to support these product initiatives and to return the Häagen-Dazs brand to clear leadership in this highly profitable segment.

In Frozen Snacks we plan to build our Nestlé brands in 2004 with new product innovations throughout the portfolio, with several national coupon events and with a new national television advertising campaign scheduled for the peak summer months.

Finally, on the distribution front, we plan to utilize our direct-store-service ability to expand our share in every market that we serve. Specifically, we have plans in place to grow our program to key accounts like Chevron, Exxon, Mobile, Arco and 7/11.

We have a program underway to expand our premium, super premium and frozen snack sales with several large retailers including Wal-Mart, Walgreen’s, Long’s Drugs, SaveOn and Rite Aid.

We are very excited with the progress we have made ever since the transaction closed in the summer of 2003 to position ourselves for a strong performance in our first complete summer season for the combined entity.

At this point, I would like to open up the call for questions. Dave, are we ready?

Operator - Yes, sir. Thank you. Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speaker phone, please lift your handset before entering your question. Once again if you would like to register a question, please press one then four. One moment, please. The first question comes from the line of Onric Sander with Desjardins Securities. Please proceed.

Onric Sander - Desjardins Securities

Hi, Alberto. I was just wondering if you could comment on the impact of rising butter fat’s cost on the business and if you have any comments on the outlook for the price of butter fat going forward.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings - CFO -

Thank you for the question. I didn’t get your name. Could you state it again? Sorry.

Onric Sander - Desjardins Securities

Yeah, it’s Onric from Desjardins Securities.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings – CFO –

All right. Okay. Let me see if I can get this one right. The price of AA butter determines what we pay for our cream. The average price in 2002 was about $1.11 per pound. The average price last year was again stable at $1.14 per pound. In late December, 2003, the AA butter price began to climb to $1.30 by year end. So far in 2004, it has continued to rise, hitting $1.80 by the end of February and $2.17 as of the last trading session on Wednesday, March 10th.

Our performance plans are built around a AA butter price that’s at the historically stable level of between, let’s say $1.15 to $1.20. Over the past 10 years, the AA butter price has averaged $1.19. The Chicago Mercantile Exchange where the AA butter price is set is characterized, unfortunately by very, very low trading volumes and a limited number of participants. The availability of a futures market for butter is still in the early stages of development and does not really add sufficient liquidity to enable any company to fully reduce their exposure to the volatility of the market.

We have had a program in place since January 2002 to proactively address this price volatility by purchasing butter and butter futures contracts with the intent of reselling or settling the positions at the CME.

We believe that the current spike in the AA butter price is a market anomaly as the inventory level of the AA butter is not reflected in the current prices. We expect this current price level to return to more historical levels in the coming months.

While this will certainly impacts our performance in 2004, the impact on our earnings is somewhat decreased from what investors had seen impact the Dreyer’s Grand Ice Cream, Inc. results in 2001, simply because our product mix today has been balanced by a much greater proportion of frozen snacks. The frozen snacks use skim milk and other raw materials not priced off of AA Butter to a greater extent than do our premium and superpremium packaged ice creams.

Did I answer your question?

Onric Sander - Desjardins Securities

That’s okay. Also, did you have any estimate on how much it costs you in terms of operating profit for the fourth quarter? Or going forward as some sort of estimate of the exact cost as opposed to the regular price, what you’re anticipating going forward?

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings – CFO –

Yeah. Thank you for the question. I think we wouldn’t disclose this information at this point in time.

Onric Sander - Desjardins Securities

Okay. Thanks a lot, Alberto. I appreciate that.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings - CFO -

Thank you for asking.

Operator

Ladies and gentlemen, as a reminder, to register a question, please press one-four. Sir, there appears to be no further questions at this time. I will now turn the call back to you. Please proceed with your presentation or closing remarks.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings - CFO -

Thank you, everybody, for being on the call and see you — hear from you in three months, right?

Scott Webster - Dreyer’s Grand Ice Cream Holdings – Assistant Treasurer

Yes. End of April.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings - CFO

End of April. Thank you. Thank you, everybody. Bye-bye.

Operator - Ladies and gentlemen, we thank you very much for your participation. This concludes today’s presentation, and we ask that you please disconnect your lines.